UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2005

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504
(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042
(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

         (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into a Material Definitive Agreement

On January 16, 2005, E-Z-EM, Inc. entered into an Asset Purchase Agreement (the “Agreement”) with O’Dell Engineering Ltd. and Philip O’Dell, the sole shareholder and officer of O’Dell Engineering.

Under the Agreement, E-Z-EM has agreed to purchase all of O’Dell Engineering’s assets related to reactive skin decontamination lotion (“RSDL”) business and technology. These assets include all licenses, intellectual property, customer orders, contracts and all other assets and properties relating to O’Dell Engineering’s RSDL business and technology (collectively, the “RSDL Assets”).

The purchase price for the RSDL Assets is (i) $5.0 million, of which $500,000 was paid upon signing the Agreement, $2.5 million is payable at closing, and the balance of which is payable in three installments over the two years following the closing and (ii) royalty payments, not to exceed $8.0 million in total, on sales of RSDL products over the seven years following the closing.

The closing of the acquisition is expected to occur in 30 to 45 days following the execution date, and is subject to customary closing conditions and to the written consents of the Canadian Ministry of National Defense and the Canadian Commercial Corporation to the transfer of a license and an agreement, respectively, between O’Dell Engineering and those entities relating to the RSDL technology.

The Agreement also provides that Philip O’Dell will provide consulting services to E-Z-EM over a three-year term, with diminishing time commitments in the second and third years, related to commercialization of the RSDL technology. Under the consulting arrangement, Mr. O’Dell is entitled to royalty payments for seven years on net sales of products based on inventions created or developed by him, or introduced to E-Z-EM by him, related to decontamination that are not part of the RSDL technology being acquired by E-Z-EM. O’Dell Engineering and Mr. O’Dell have also agreed not to compete with E-Z-EM in the sale of RSDL products or other decontamination products anywhere in the world for seven years following the closing of the acquisition.

A copy of the press release dated January 19, 2005, announcing E-Z-EM’s entry into the Agreement is attached as Exhibit 99.1 to this report.
Item 9.01	Financial Statements and Exhibits
	(c)	Exhibits
		99.1	Press release dated January 19, 2005.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2005	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Vice President - General Counsel and Secretary

EXHIBIT INDEX

Number	Description
99.1	Press Release dated January 19, 2005